CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 57 to the registration statement on Form N-1A (File No. 33-56339 and 2-13644) ("Registration Statement") of our report dated April 8, 2003, relating to the financial statements and financial highlights appearing in the February 28, 2003 Annual Report of Putnam International Blend Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 24, 2003